As filed with the Securities and Exchange Commission on May 29, 2020

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXCELIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	34-1818596
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts 01915

(Address of Principal Executive Offices and Zip Code)

AXCELIS TECHNOLOGIES, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

LYNNETTE C. FALLON

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, Massachusetts 01915

(617) 787-4000

(Name, address and telephone number, including

area code, of agent for service)

with copies to:

MEGAN N. GATES

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value	1,000,000 shares	$26.38	$26,380,000	$3,424.12

(1)	The number of shares of common stock, par value $.001 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be issued under the Axcelis Technologies, Inc. 2020 Employee Stock Purchase Plan (the “Plan”). The maximum number of shares which may be issued pursuant to the Plan is subject to adjustment in accordance with certain stock splits, stock dividends, and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be issuable after the operation of any such stock splits, stock dividends, and other provisions.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock, as reported by the Nasdaq Global Select Market, on May 26, 2020.

EXPLANATORY NOTE

In accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 2, 2020 (File No. 000-30941);

•	The portions of the Registrant’s definitive Proxy Statement for its Annual Meeting of Stockholders held on May 19, 2020, filed on March 30, 2020, that are considered “filed” and not “furnished” under the Exchange Act (File No. 000-30941);

•	The Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the Commission on May 6, 2020 (File No. 000-30941);

•	The Registrant's Current Report on Form 8-K filed with the Commission on May 21, 2020, as amended (File No. 000-30941); and

•	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on July 3, 2000, including any further amendment or report filed hereafter for the purpose of updating such description (File No. 000-30941).

All reports and other documents filed by the Registrant with the Commission after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and documents (the “Incorporated Documents”).

Any statement contained herein or in any Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Incorporated by reference from the Registrant’s Restated Certificate of Incorporation, as adopted November 2, 2017 and filed with the Commission on November 3, 2017 and the Registrant’s Bylaws, as amended as of May 13, 2014 and filed with the Commission on Form 8-K on May 19, 2014.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 10-Q, File No. 000-30941, filed with the Commission on November 3, 2017).

4.2	Bylaws of the Registrant, as amended as of May 13, 2014 (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K, File No. 000-30941, filed with the Commission on May 19, 2014).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1*	Axcelis Technologies, Inc. 2020 Employee Stock Purchase Plan, adopted by the stockholders on May 19, 2020.

       *        Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, Massachusetts on the 29th day of May, 2020.

AXCELIS TECHNOLOGIES, INC.

By:	/s/ Mary G. Puma
Mary G. Puma, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mary G. Puma, Kevin J. Brewer, and Lynnette C. Fallon, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of AXCELIS TECHNOLOGIES, INC., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary G. Puma Mary G. Puma	Chief Executive Officer and President (principal executive officer) and Director	May 29, 2020

/s/ Kevin J. Brewer Kevin J. Brewer	Executive Vice President and Chief Financial Officer (principal accounting and financial officer)	May 29, 2020

Tzu-Yin Chiu	Director	May 29, 2020

/s/ Richard J. Faubert Richard J. Faubert	Director	May 29, 2020

/s/ R. John Fletcher R. John Fletcher	Director	May 29, 2020

/s/ Arthur L. George, Jr. Arthur L. George, Jr.	Director	May 29, 2020

/s/ Joseph P. Keithley Joseph P. Keithley	Director	May 29, 2020

/s/ John T. Kurtzweil John T. Kurtzweil	Director	May 29, 2020

/s/ Thomas St. Dennis Thomas St. Dennis	Director	May 29, 2020

/s/ Jorge Titinger Jorge Titinger	Director	May 29, 2020